UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report:  February 4, 2011

Date of earliest event reported:  January 31, 2011

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CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On January 31, 2011, Mr. James F. Link, Jr., a member of the Company’s Board of Directors (“Board”), announced his resignation from the Board and as a member of the Board’s Compensation Committee and Audit Committee, effective February 1, 2011 (the "Effective Date").  Mr. Link’s retirement from the Board was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board accepted Mr. Link's resignation with appreciation for his service to the Company since July 2008, and as of the Effective Date, the Board appointed Dr. Lee Patrick Brown, a current member of the Board, to the Company’s Audit Committee and designated Ms. Hazel O’Leary, a current member of the Board and the Audit Committee, to serve as the Audit Committee’s Interim Chairperson.

As a result of the appointments of Dr. Brown to the Audit Committee and Ms. O'Leary as the Interim Chairperson of the Audit Committee, the Company’s Audit Committee now consists of Ms. O’Leary, Dr. Brown, and Mr. John Hofmeister, each of whom is an "independent" director, as that term is defined in Rule 803A of the NYSE Amex Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board has also determined that each of Dr. Brown, Ms. O’Leary, and Mr. Hofmeister is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, as required by Section 803B(2)(a)(iii) of the NYSE Amex Company Guide, and that Ms. O’Leary is an "audit committee financial expert" as defined by the rules and regulations of the SEC.

In addition, to fill the vacancy left on the Board’s Compensation Committee due to Mr. Link’s retirement, effective February 1, 2011, the Board appointed Mr. Hofmeister, a current member of the Board, to serve on the Board’s Compensation Committee.  As a result of the appointment of Mr. Hofmeister to the Compensation Committee, the Company’s Compensation Committee now consists of Ms. O’Leary, Dr. Brown, and Mr. Hofmeister, each of whom is an "independent" director, as that term is defined in Rule 803A of the NYSE Amex Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 4, 2011

CAMAC Energy Inc.
By:	/s/ Abiola L. Lawal
Abiola L. Lawal
Chief Financial Officer